EXHIBIT 10.38
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN
THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
RULE 24B-2 OF THE SECURITIES EXCHANGE
ACT OF 1934, AS AMENDED
License Agreement
on
Amrubicin Hydrochloride (SM-5887)
by and between
Sumitomo Pharmaceuticals Co., Ltd.
and
Conforma Therapeutics Corporation
Executed on June 23, 2005

TABLE OF CONTENTS

RECITALS	1
1. DEFINITIONS	1
2. GRANT OF RIGHTS	6
2.1. Exclusive Right	6
2.2. Sublicense	6
2.3. License Grant Back to SUMITOMO	6
3. CONSIDERATION	6
3.1. Up-front and Milestone Payments	6
3.2. Bonus Payments	7
3.3. Sublicensee Payments	7
3.4. Non-Refundability	7
4. DEVELOPMENT	7
4.1. Technology Transfer	7
4.2. Implementation of Development	8
4.2.1. Implementation of Development	8
4.2.2. Joint Steering Committee	8
4.2.3. Development Plan	9
4.3. Clinical Supplies for Development	10
4.3.1. Supply of Product	10
4.3.2. Specifications	10
4.3.3. Labeling and Packaging	11
5. MARKETING AND PROMOTION	11
5.1. Commercially Reasonable Efforts to Market	11
5.2. Commercialization Plan	11
5.3. Minimum Sales	12
5.4. Sales Outside the Territory	12
5.5. Labels and Packages	12
5.6. Competing Product	13
6. SUPPLY OF PRODUCT	13
6.1. Supply of Product	13
6.1.1. Supply Agreement	13
6.1.2. Requirements	13
6.1.3. Specifications	14
6.1.4. Delivery	14
6.2. Payment	14
6.2.1. Purchase Price during the Initial Period	14
6.2.2. Payments Procedure	14
6.2.3. Adjustments to Purchase Price After the Initial Period	15
6.2.4. Adjustment related to Combination Product	16
6.3. Forecast and Order	16
6.3.1. Supply Forecast	16
6.3.2. Firm Order	17
6.3.3. Quantity	17
6.3.4. Quality Assurance Tests	17
6.3.5. Retention of Samples	17
6.3.6. Labeling and Packaging	18
6.3.7. Backup/Complementary Source for the Manufacture of Compound or Product	18
6.4. Termination	18
7. TRADEMARK	18
7.1. Grant of Right	18
7.2. Ownership	18
7.3. Filing, Prosecution and Maintenance	18
7.4. Royalties for Trademark	19

7.5. Infringement by Third Party	19
8. REGULATORY AFFAIRS AND INSPECTIONS	20
8.1. Acquisition and Maintenance of Authorization	20
8.2. Maintenance of Data	20
8.3. Inspections by Regulatory Authority	21
8.4. Inspections by Parties	21
8.5. Pharmacovigilance / Drug Safety Matters	21
9. PATENTS and Updated Technology	22
9.1. Updated Technology	22
9.2. Rights to Improvements	22
9.3. Application and Maintenance of Patents	22
9.4. No Warranty	23
9.5. Infringement by Third Party	23
9.6. Infringement Alleged by Third Party	24
10. RECORDS	24
10.1. Records	24
10.2. Examination by Certified Public Accountant	24
11. TAXATION	25
11.1. Responsibility for Tax	25
11.2. Withholding Tax	25
12. FINANCIAL MATTERS	25
12.1. Late Payments	25
12.2. Manner of Payment	25
13. CONFIDENTIALITY	26
13.1. Non-disclosure	26
13.2. Limited Purposes	26
13.3. Exceptions	26
13.3.1. Information Otherwise Available	26
13.3.2. Governmentally Required Disclosures	26
13.4. Publication Procedure	27
13.5. Return of Information	27
13.6. Additional Permitted Disclosures	27
13.7. Terms and Conditions of this Agreement	27
13.8. Previous Confidential Agreement	27
14. TERM AND TERMINATION	28
14.1. Expiration	28
14.2. Termination by CONFORMA	28
14.3. Termination for Breach	28
14.4. Termination for Bankruptcy	28
14.5. Termination for Patent Challenge	28
14.6. Termination for Change of Control	28
14.7. Consequences of Termination	29
14.7.1. Responsibilities of CONFORMA	29
14.7.2. Responsibilities of SUMITOMO	29
14.7.3. Regulatory Responsibilities of Both Parties	29
14.7.4. Ancillary Agreements	29
14.8. Outstanding Payments	29
14.9. Survival Clauses	29
15. INDEMNIFICATION	30
15.1. Indemnification by SUMITOMO	30
15.2. Indemnification by CONFORMA	30
15.3. Procedure	31
15.4. No Lost Profit	31
16. REPRESENTATIONS, WARRANTIES AND COVENANTS	31
16.1. Execution of Agreement	31
16.2. Additional SUMITOMO Representations	32
16.3. Material Facts	32

16.4. Manufacture of Compound and Product	32
16.5. Express Warranties	32
17. MISCELLANEOUS PROVISIONS	33
17.1. Headings	33
17.2. Severability	33
17.3. Entire Agreement; Amendment	33
17.4. Assignability	33
17.5. Independent Party	33
17.6. Notice and Reports	33
17.7. Waiver	34
17.8. Force Majeure	34
17.9. Dispute Resolution and Arbitration	34
17.10. Applicable Law	35
17.11. Language	35
17.12. Counterparts	35
Annex 1.6	37
Annex 1.27	38
Annex 1.30	39
Annex 4.2.3	40
Annex 16.2	41

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
This License Agreement is executed on this June 23, 2005, by and between
SUMITOMO PHARMACEUTICALS Co., Ltd.
a company duly established under the laws of Japan and having its principal place of business at 12-2, Kyobashi 1-chome, Chuo-ku, Tokyo, 104-8356, Japan (hereinafter “SUMITOMO”)
and
Conforma Therapeutics Corporation
a company duly established under the laws of Delaware, USA and having its principal place of business at 9393 Towne Centre Drive, Suite 240, San Diego, CA, USA (hereinafter “CONFORMA “)
RECITALS
WHEREAS, SUMITOMO has developed and commercialized a certain anti-cancer drug (“Product” as defined in Section 1) containing a compound known as Amrubicin Hydrochloride or SM-5887 (“Compound” as defined in Section 1) in Japan;
WHEREAS, SUMITOMO desires to develop and commercialize the Product also in countries other than Japan through licensing;
WHEREAS, CONFORMA has an interest in the development of the Product in North America and European countries (“Territory” as defined in Section 1) and has an interest in obtaining rights to develop and market the Product there;
WHEREAS, SUMITOMO and CONFORMA have exchanged certain information under the Confidential Disclosure Agreement on Amrubicin dated August 12, 2004 in order to evaluate the possibility of business collaboration on the Product;
WHEREAS, CONFORMA, as a result of above evaluation, desires to receive certain rights to develop and commercialize the Product in the Territory and SUMITOMO desires to grant such rights to CONFORMA;
NOW THEREFORE, in consideration hereof, the Parties hereby agree as follows:
1.	DEFINITIONS

As used herein, the following terms shall have the respective meanings set forth below unless the context clearly requires other meanings

1.1.	“Affiliate” or “Affiliates” shall mean any corporation or business entity controlling, controlled by or under common control with a Party to this Agreement. For the purpose of the foregoing, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting stock in such corporation or other entity, or the de facto decision-making power in such corporation or entity

1.2.	“Annex” or “Annexes” shall mean any document attached to this Agreement with the title of “Annex” which constitutes a part of this Agreement and is legally binding.

1.3.	“Authorization” shall mean an approval or a permit to market the Product, including

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
pricing and reimbursement approval where required, in any of the countries within the Territory which is granted by the Regulatory Authority.

1.4.	“Combination Product” shall mean a Finished Product sold by CONFORMA, its Affiliates or its Sublicensees that contains a Compound together with at least one other active pharmaceutical ingredient.

1.5.	“Commercially Reasonable Efforts” shall mean efforts consistent with those generally utilized by companies of a similar size for their own internally developed pharmaceutical products of similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.6.	“Compound” shall mean the compound known as Amrubicin (international nonproprietary name) hydrochloride which is generically known as (+)-(7S, 9S)-9-acetyl-9-amino-7-[(2-deoxy-b-D-erythro-pentopyranosyl) oxy]-7,8,9,
10-tetrahydro-6,11-dihydroxy-5,12-naphthacenedione hydrochloride as more fully described in Annex 1.6 hereto.

1.7.	“Control” or “Controlled by” shall mean, with respect to any item of Information, Patent or Know-how, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information, Patent or Know-how as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.8.	“Data Protection” shall mean certain data exclusivity and market exclusivity available to the Product under a pharmaceutical law, regulation or any other governmental decree or order of a certain country within the Territory.

1.9.	“Development” in the Territory shall mean all the activities necessary to obtain the Authorization, including, but not limited to, pre-clinical studies, clinical studies, and preparation of the documents for the submission to the Regulatory Authority.

1.10.	“Effective Date” shall mean the date on which this Agreement is executed.

1.11.	“EMEA” shall mean the European Medicines Agency, or any successor regulatory authority in Europe.

1.12.	“Europe” shall mean the countries comprising the European Union on the date of the first submission for the Authorization of the Product to EMEA or to the Regulatory Authorities of one of the Major European Countries.

1.13.	“Finished Product” shall mean a packaged and labeled Product for commercial sale under Authorization.

1.14.	“Generic Product(s)” shall mean any pharmaceutical products having the same active pharmaceutical ingredient and sold for the same indication and in same dosage form as the Compound.

1.15.	“Generic Product Entry” shall mean, for a given country of the Territory, the first day of the first calendar quarter for which publicly reported quantity of sales in units of Generic Product(s) during such quarter exceed twenty percent (20%) of the aggregate quantity of all units of Generic Product(s) and Product sold in the relevant country during the same calendar quarter.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
1.16.	“Improvements” shall mean, whether patentable or not, new compositions and processes pertaining directly to the Compound and/or the Product, or new techniques of using, applying, administering, or manufacturing the Compound and/or the Product which are owned or Controlled by CONFORMA or its Affiliates during the term of this Agreement.

1.17.	“IND” shall mean an investigational new drug application filed with the FDA for authorizations to commence human clinical trials, or its equivalent in other countries within the Territory, as applicable.

1.18.	“Initial Period” shall mean, on a country-by-country basis and on a Product-by-Product basis, the period from the Effective Date through the later of:
(a)	the end of the calendar month following the tenth (10th) anniversary of the Launch; or

(b)	the Generic Product Entry.
1.19.	“Know-how” shall mean, whether patentable or not, all the proprietary information or data related to the research and development of the Compound and/or the Product, or those related to the marketing, using, sale or distribution of the Finished Product which is owned or Controlled by SUMITOMO or its Affiliates as of the Effective Date or during the term of this Agreement, including without limitation all the data, documentation and other information contained in or making up the regulatory filings made by SUMITOMO or its Affiliates for the Product outside the Territory.

1.20.	“Launch” shall mean, on a county-by-country basis, the date of the first commercial sale of the Finished Product by CONFORMA, its Affiliate or its Sublicensee in a given country after Authorization in such country. For the avoidance of doubt, the first commercial sale of the Finished Product shall mean the date on which CONFORMA, its Affiliates, and/or the Sublicensee ship the first Finished Product in such given country to distributors, wholesalers or other end users.

1.21.	“Licensee” shall mean any company or legal entity other than SUMITOMO’s Affiliates which is granted by SUMITOMO a right to import, use, develop, register, market, promote, distribute and/or sell the Compound and/or the Product outside the Territory.

1.22.	“Major European Countries” shall mean any or all of the United Kingdom, Germany, France, Spain and Italy.

1.23.	“Manufacturing Technology” shall mean all methods, processes, technology, information, data, results of tests, studies, and analyses, whether patentable or not which are specifically related to the manufacturing process of the Compound and/or Product, owned or Controlled by SUMITOMO or its Affiliates as of the Effective Date or during the term of this Agreement.

1.24.	“NDA” shall mean a new drug application filed with the FDA for authorization to market a pharmaceutical product or its equivalent in other countries within the Territory, as applicable.

1.25.	“Net Sales” shall be defined as the gross amount invoiced by CONFORMA, its Affiliates, and/or its Sublicensees upon sales of the Finished Product to unaffiliated Third Parties, less the following items pertaining to such Finished Product, consistent with U.S. GAAP:
(a)	trade quantity and cash discounts actually allowed;

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
(b)	commissions, discount, refunds, rebates, charge backs, retroactive price adjustment, and any other allowance paid to Third Parties that effectively reduce net selling price;

(c)	actual Finished Product returns and allowances;

(d)	freight, shipping, packing, and insurance charges;

(e)	use, sales or other taxes, duties or tariffs applicable to the import, export or sale of Finished Products (excluding taxes based on the selling party’s income); and

(f)	any other similar or customary deductions, as consistent with U.S. GAAP.
1.26.	“Party” shall mean SUMITOMO or CONFORMA and “Parties” shall mean SUMITOMO and CONFORMA.

1.27.	“Patent” or “Patents” shall mean any or all patents and patent applications filed or owned or Controlled by SUMITOMO or its Affiliates as of the Effective Date or during the term of this Agreement in any country within the Territory which cover the Compound, the Product, the Finished Product and/or its use, including any continuation, continuation in part, divisional or reissue patent application(s), re-examinations, renewals, substitutions, provisionals, inventor’s certificates or patent addition(s), or patent(s) filed thereon and any extension(s) thereof (by way of example, an extension by supplementary protection certificate) and any patents issuing therefrom; provided, however, that in the event any claimed invention theretofore covered by the Patents shall no Ionger be covered thereby for any reason whatsoever, including expiration, renunciation, abandonment, disclaimer, withdrawal, failure to maintain, or an adjudication of invalidity by a court of competent jurisdiction from the judgment of which no further appeal can be taken, such invention shall be deemed automatically excluded from the term “Patents” to such extent. Annex 1.27 is the list of the Patents as of the Effective Date which is to be updated from time to time by mutual agreement.

1.28.	“Product” shall mean pharmaceutical products for human use containing the Compound as a pharmaceutically active ingredient in unlabeled vial.

1.29.	“Regulatory Authority” shall mean the governmental organization or the administrative body subject to state supervision which has authority to regulate pharmaceutical affairs in a country within the Territory, and more specifically, which has authority to grant marketing authorizations for pharmaceutical products and/or authority to decide prices of pharmaceutical products in such country.

1.30.	“Specifications” shall mean, after the NDA filing in the USA, those specifications for the Product mutually agreed upon by the Parties and set forth in the NDA filed in the USA. Prior to such application, Specifications shall refer to the specifications for the Product as tested mutually agreed upon by the Parties and pursuant to the IND opened in the USA. Prior to the IND, Specifications shall refer to the specifications for the Product described in Annex 1.30, which may be changed or modified with the prior written agreement of the Parties.

1.31.	“Sublicensee” shall mean any company or legal entity other than CONFORMA’s Affiliates which is sublicensed by CONFORMA all or a part of CONFORMA’s rights granted hereof.

1.32.	“Supply Agreement” shall have the meaning ascribed to it in Section 6.

1.33.	“Territory” shall mean North America and Europe.

1.34.	“Third Party” or “Third Parties” shall mean any or all persons or entities other than (a)

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
SUMITOMO, any of its Affiliates or Licensees or (b) CONFORMA, any of its Affiliates or Sublicensees.

1.35.	“Trademark” or “Trademarks” shall mean any or all trademarks or tradenames to be selected by CONFORMA pursuant to Section 7.1. for use on and in connection with the Finished Product in the Territory.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
2.	GRANT OF RIGHTS

2.1.	Exclusive Right

Subject to the terms and conditions of this Agreement, SUMITOMO (on behalf of itself and its Affiliates) hereby grants to CONFORMA and CONFORMA hereby accepts an exclusive right and license (even as to SUMITOMO and its Affiliates), with a right to sublicense as set forth in Section 2.2, under the Patents and the Know-how (a) to import and use the Compound and the Product, (b) to develop, register, import, use, market, promote, distribute and sell the Product or Finished Product, and (c) to use the Trademark, each of (a), (b) and (c) within the Territory. The right and license granted to CONFORMA under this Section 2.1. excludes the right to manufacture the Compound and the Product in Initial Period.

2.2.	Sublicense

CONFORMA may sublicense its rights hereof to its Affiliates and/or a Third Party, provided that in case of sublicense to a Third Party, CONFORMA shall obtain SUMITOMO’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. CONFORMA shall ensure that any such Sublicensee complies with at least the same obligations as CONFORMA assumes under this Agreement and the Supply Agreement, and CONFORMA shall make to SUMITOMO the same milestone payments, bonus payments, payment for the Product, royalties for the Manufacturing Technology and the Trademark license, as those which CONFORMA should pay if it developed or marketed the Product by itself.

2.3.	License Grant Back to SUMITOMO

CONFORMA grants to SUMITOMO a non-exclusive, perpetual, royalty-free license, with a right to sublicense, of the Improvements to develop, register, manufacture, import, use, market, promote, distribute and sell the Compound and/or Product outside the Territory.

During the term of this Agreement, CONFORMA shall advise SUMITOMO as soon as commercially reasonable of any Improvements necessary or useful for the development or commercialization of the Product outside the Territory.

3.	CONSIDERATION

In partial consideration of the rights and licenses granted to CONFORMA hereof, CONFORMA shall pay SUMITOMO according to the schedule set forth in Section 3.1 and 3.2. The remaining consideration shall be paid as a part of the Purchase Price and as a royalty for the Trademark according to the Supply Agreement and Section 7.4. of this Agreement, respectively.

3.1.	Up-front and Milestone Payments
CONFORMA shall pay to SUMITOMO, up to a total amount of [***] US Dollars (US$ [***]) within thirty (30) days after the first occurrence of the following events:

[Events]	[Payments]
(i) On signing:	USD [***] million
(ii) Upon first-patient-in of the first clinical trial of the Product sponsored by CONFORMA:	USD [***] million
(iii) On receipt of Authorization in the USA:	USD [***] million
(iv) On receipt of first Authorization in Europe:	USD [***] million

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
3.2.	Bonus Payments

CONFORMA shall pay to SUMITOMO the following one-time bonus payments within ninety (90) days from the end of the first calendar year in which total annual Net Sales in the Territory exceeds:

[Events]	[Payments]
(i) USD 25 million:	USD [***] million
(ii) USD 50 million	USD [***] million
(iii) USD 100 million	USD [***] million
In case foregoing two events occur in the same calendar year, CONFORMA shall pay both bonus payments to SUMITOMO at the same time.

3.3.	Sublicensee Payments

In the event that CONFORMA receives any up-front or milestone payments, excluding equity investment or reimbursement of expenses, from its Sublicensee as a consideration of the sublicense of CONFORMA’s rights granted hereof, (a) if received by CONFORMA during the period from the Effective Date through the Launch (the “Development Period”), CONFORMA shall pay to SUMITOMO [***] percent ([***]%) of any such amounts received during the Development Period within thirty (30) days of receipt; and (b) if received by CONFORMA after the last day of the Development Period, the amount of such payments shall be deemed to be Net Sales.

3.4.	Non-Refundability

Unless otherwise agreed in this Agreement, all the payments set forth in this Section 3 are non-refundable once they have been paid, and are not creditable to other payment obligations of CONFORMA.

4.	DEVELOPMENT

4.1.	Technology Transfer
(i)	As soon as commercially reasonable after the Effective Date of this Agreement, SUMITOMO shall disclose and make available to CONFORMA, free of charge, all the Know-how to the extent necessary or useful to the Development.

(ii)	CONFORMA shall provide SUMITOMO, free of charge, with the following information which CONFORMA, its Affiliates, and its Sublicensees obtain from the Development or marketing activities in the Territory, as soon as commercially reasonable after CONFORMA acquires such information, or if specifically so designated below, at SUMITOMO’s request:
a)	abstracts and summaries of the Development data, and at SUMITOMO’s request, copies thereof,

b)	copies of documents submitted to or filed with the Regulatory Authority,

c)	safety and efficacy data,

d)	new indication or new formulation which may be applied to the Product.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Subject to Section 13 of this Agreement, SUMITOMO, its Affiliates and its Licensees shall be free to use the foregoing information provided by CONFORMA for the purposes of developing or marketing the Product outside the Territory, pursuant to Section 2.3.

(iii)	SUMITOMO shall provide CONFORMA, free of charge, with the following information which SUMITOMO, its Affiliates and its Licensees obtain from the development or marketing activities outside the Territory, as soon as commercially reasonable after SUMITOMO acquires such information, or if specifically so designated below, at CONFORMA’s request:
a)	abstracts and summaries of the development data, at CONFORMA’s request, copies thereof,

b)	copies of documents submitted to or filed with regulatory authorities outside the Territory, at CONFORMA’s request,

c)	safety and efficacy data,

d)	new indication or new formulation which may be applied to the Product.
Subject to Section 13 of this Agreement, CONFORMA, its Affiliates and its Sublicensees shall be free to use the foregoing information provided by SUMITOMO for the purposes of developing or marketing the Product in the Territory, pursuant to Sections 2.1 and 2.2.

(iv)	SUMITOMO shall disclose the Manufacturing Technology only to the extent necessary for CONFORMA to obtain Authorization in the Territory. In connection with the foregoing, if SUMITOMO establishes and maintains a Drug Master File (“DMF”) with the Regulatory Authority, SUMITOMO grants CONFORMA, its Affiliates and its Sublicensees a right to reference to the data included in the DMF for incorporation into the NDA and agrees to provide such further written authorizations as may be required to effectuate this right of reference.
4.2.	Implementation of Development
4.2.1.	Implementation of Development
CONFORMA shall have the sole responsibility for conducting the clinical Development in the Territory. The cost of clinical Development in the Territory shall be borne by CONFORMA. The cost of non-clinical Development activities in the Territory initiated by CONFORMA after the Effective Date shall be borne by CONFORMA.

CONFORMA undertakes to give SUMITOMO progress reports of the Development on a semi annual basis covering items such as the status of recruitment and registration of the patients, the result of each trial and the status of preparation of the regulatory documents for IND or NDA.

It is understood and agreed that SUMITOMO has a right to participate in the investigators meetings held in the Territory and in the meetings with Regulatory Authorities in the Territory, provided that SUMITOMO’s participation shall be passive and without a right to comment.
4.2.2.	Joint Steering Committee
In order to facilitate the development of the Product and share the information and coordinate each Party’s development activities in and outside the Territory, CONFORMA and

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
SUMITOMO shall organize and hold a Joint Steering Committee meeting at least twice in each calendar year but no more than four times a year, unless required by exceptional circumstances. The meetings will be held in the form of face-to-face meeting, teleconference or videoconference. The Joint Steering Committee shall consist of two (2) representatives of each Party. The Parties shall hold the first Joint Steering Committee meeting within sixty (60) days of the Effective Date.

The Joint Steering Committee shall have responsibility to:
(i)	discuss the development plan (including any revisions thereof) for the Product in the Territory, with the general time schedule (“Development Plan” as more fully described in Section 4.2.3.);

(ii)	discuss protocols of clinical studies for the Development;

(iii)	ensure the appropriate sharing of data and information relating to the Development of the Product in the Territory and the development of the Product outside the Territory;

(iv)	review and evaluate CONFORMA’s Development activities and the Development efforts, including but not limited to the Development strategy and study protocols;

(v)	discuss the coordination of each Party’s respective Development activities relating to the Product;

(vi)	discuss a coordinated publication strategy for the Product;

(vii)	review the requirements of the Compound and the Product for the Development by CONFORMA, including forecasts thereof; and

(viii)	discuss the expansion of indications, Improvements and life cycle management.

4.2.3.	Development Plan
CONFORMA shall have the sole responsibility for designing and implementing the Development Plan in the Territory provided that such design and implementation is done using Commercially Reasonable Efforts. CONFORMA shall have the final decision making right with respect to the Development Plan, provided that such decisions are made in a commercially reasonable manner and that CONFORMA presents the draft of the Development Plan to SUMITOMO at least thirty (30) days prior to the Joint Steering Committee meetings, explains the draft to SUMITOMO and refers to SUMITOMO’s comments and opinions in the Joint Steering Committee meetings before finalizing the Development Plan, and provided further that in the event of a material delay in the Development, SUMITOMO has the rights described below.

The Development Plan shall contain an estimated timeline for clinical studies and the filing of NDA or its equivalent documents in the Territory [***].

The draft for the Development Plan as of the Effective Date is attached hereto as Annex 4.2.3.

CONFORMA shall use Commercially Reasonable Efforts to implement the Development Plan, contingent on SUMITOMO fulfilling its obligations under Sections 4.1(i), 4.1(iii) and 4.3.1 of this Agreement. Any revision of the Development Plan requires the discussions in the Joint Steering Committee meetings as described above.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
If CONFORMA foresees or becomes aware of any material delay in the Development Plan that would delay the planned NDA filing date, CONFORMA shall provide SUMITOMO with a description of the nature of the delay and a revised Development Plan within thirty (30) days after becoming aware of such delay and CONFORMA and SUMITOMO shall hold a Joint Steering Committee meeting within thirty (30) days thereafter.

If there is a material delay in the implementation of the Development Plan and CONFORMA is not able to demonstrate to SUMITOMO’s reasonable satisfaction that it used Commercially Reasonable Efforts in carrying out the Development Plan under this Section 4.2.3., SUMITOMO may terminate the rights granted to CONFORMA under thisAgreement pursuant to Section 14.3. However, in case such material delay would occur only in Europe, SUMITOMO may terminate this Agreement only with respect to Europe, and upon such termination, all the member states of the Europe shall be excluded from the Territory.

If the delay is attributable to CONFORMA’s negligence or willful misconduct with respect to Section 4.2.3, SUMITOMO may, at its discretion, terminate this Agreement in its entirety pursuant to Section 14.3., but upon shorter notice period of thirty (30) days.

In addition to the draft of the Development Plan, CONFORMA shall send to SUMITOMO all the draft of the study protocols before finalization and refer to SUMITOMO’s comment.

4.3.	Clinical Supplies for Development
4.3.1.	Supply of Product
SUMITOMO shall supply CONFORMA, its Affiliates’ and/or Sublicensees’ with their requirements for Product for use in Development. Product supplied by SUMITOMO for Development purposes shall be provided free of charge in quantities not to exceed eight thousand (8000) 50mg vials. If CONFORMA requires supplies of the Product in excess of this amount, SUMITOMO shall supply such excess amounts of Product to CONFORMA at the Minimum Price as defined in Section 6.2.1 or the Supply Agreement.

CONFORMA shall place its first order for clinical supplies no later than thirty (30) days following the Effective Date, to be delivered no later than January 15, 2006. CONFORMA shall place subsequent orders for clinical supplies at least six (6) months prior to the desired delivery date. SUMITOMO will use commercially reasonable efforts to meet CONFORMA’s requested quantities and delivery dates. SUMITOMO shall notify CONFORMA of the specific delivery date and quantity for each subsequent order no later than (2) months following CONFORMA’s order.

Additionally, SUMITOMO shall use commercially reasonable efforts to deliver one hundred (100) 50mg vials of Product no later than September 30, 2005 which CONFORMA will use for the purposes of certifying Third Parties who will conduct release testing, labeling and packaging.

The trade term which applies to the transaction of the Compound and the Product under this Section 4.3 shall be FCA (INCOTERMS 2000) Kansai International Airport, Japan.
4.3.2.	Specifications
All the Product for clinical trials supplied by SUMITOMO shall conform to the Specifications and cGMP of the USA.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
4.3.3.	Labeling and Packaging
CONFORMA shall label and package the Product for Development.

5.	MARKETING AND PROMOTION

5.1.	Commercially Reasonable Efforts to Market

CONFORMA shall use Commercially Reasonable Efforts to commercialize the Finished Product in the Territory as soon as reasonably practicable given applicable business and market conditions and the regulatory environment and contingent on SUMITOMO fulfilling its obligations under Sections 4.1.(i) and 4.1.(iii) of this Agreement and to supply the Product under Section 6 or the Supply Agreement.

5.2.	Commercialization Plan

Within sixty (60) days after completion of the last clinical trial for the NDA for the first country in which an NDA is to be made, CONFORMA shall provide SUMITOMO with a three (3) year commercialization plan (“Commercialization Plan”) which will be updated by the end of third quarter every year. The Commercialization Plan shall include CONFORMA’s launch plans, such as publication planning, opinion development, positioning and pricing strategies, campaign development and annual marketing strategy for the Product as well as annual sales forecast of the Product in value separately for North America and Europe. CONFORMA’s commercialization plans shall set forth that CONFORMA will launch the Finished Product in the USA within three (3) months from the date on which the Authorization is granted in the USA and launch the Finished Product at least in three of five Major European Countries within one (1) year after receipt of Authorization in each such country.

If CONFORMA foresees or becomes aware of any material delay in the commercialization plan that would delay the actual Launch date of the Finished Product more than ninety (90) days, CONFORMA will provide SUMITOMO with a description of the nature of the delay and a revised Annual Commercialization Plan for the impacted countries within sixty (60) days after becoming aware of such delay.

If CONFORMA is not able to demonstrate to SUMITOMO’s reasonable satisfaction that there are reasonable commercial reasons for the material delay of the Launch date such as reasons related to pricing and reimbursement, SUMITOMO may terminate the rights granted to CONFORMA under this Agreement pursuant to Section 14.3. However, in case such material delay would occur only in Europe, SUMITOMO may terminate this Agreement only with respect to Europe, and upon such termination, all the member states of the Europe shall be excluded from the Territory

If the delay is attributable to CONFORMA’s negligence or willful misconduct with respect to this Section 5.2., SUMITOMO may, at its discretion, terminate this Agreement in its entirety pursuant to Section 14.3., but upon shorter notice period of thirty (30) days.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
5.3.	Minimum Sales

CONFORMA shall achieve the minimum sales which is seventy percent (70%) of the annual sales forecast as specified in the Commercialization Plan (“Minimum Sales”). For the purpose of defining CONFORMA’s Minimum Sales requirement, only the sales forecast specified in the latest Commercialization Plan prior to the start of the relevant calendar year shall be binding, and with respect to the Minimum Sales requirement for the period covering the first Launch in the Territory to December 31st of such year, CONFORMA may update the sales forecast by the time of the expected Authorization date in the USA. If CONFORMA fails to achieve the Minimum Sales for any consecutive two (2) calendar years in North America or Europe, SUMITOMO may, at its discretion, terminate this Agreement pursuant to Section 14.3. or convert CONFORMA’s exclusive license to non-exclusive upon thirty (30) days’ written notice with respect to the area where CONFORMA cannot achieve the Minimum Sales (i.e., North America or Europe); provided, however, that CONFORMA may, in lieu of such termination or conversion, agree prior to the expiration of such thirty (30) day period to pay to SUMITOMO an amount equal to the Minimum Sales minus the actual sales during the relevant period multiplied by 1/2 of the Calculated Price (e.g., 1/2 of [***]% or 1/2 of [***]%, as the case may be). For the avoidance of doubt, if the Minimum Sales were $10 million and the actual sales for the applicable period were $7 million and the Calculated Price is [***]%, the payment would be equal to $[***].

In the event that SUMITOMO elects to convert the exclusive license to non-exclusive, CONFORMA will provide commercially reasonable support to SUMITOMO or its designee in their efforts to obtain additional Authorizations in the relevant geographic area. CONFORMA is not entitled to receive any compensation in relation to such support.

5.4.	Sales Outside the Territory

CONFORMA and its Affiliates shall not market the Finished Product outside the Territory or export the Product or the Finished Product to countries outside the Territory and shall terminate any agreements with any Sublicenses who market the Finished Product outside the Territory or export the Product or the Finished Product to countries outside the Territory.

SUMITOMO and its Affiliates shall not market the Finished Product in the Territory or export the Product or the Finished Product to countries within the Territory and shall terminate any agreements with any Licensees who market the Finished Product within the Territory or export the Product or the Finished Product to countries within the Territory.

5.5.	Labels and Packages

The package and label of the Product, and advertising and promotional materials for the Product shall appropriately include relevant Patent information in accordance with the laws in each country within the Territory and such other information as required by the laws in each country within the Territory, and shall also indicate for the USA and the Major European Countries, at SUMITOMO’s request and to the extent the laws and regulations of the Territory permit, that the Product is manufactured and marketed under a license from SUMITOMO. Upon the reasonable request of SUMITOMO, CONFORMA shall provide SUMITOMO, free of charge, with samples of labels, packages, advertising and promotional materials used in the designated countries in the Territory for information purposes.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
5.6.	Competing Product

During the Initial Period, CONFORMA shall not market, promote or sell any pharmaceutical product which contains an anthracycline anti-cancer agent as an active ingredient which is directly competitive in the market (“Competing Product”) in any country within the Territory.

Notwithstanding the above, in case CONFORMA acquires any Competing Product marketed, promoted and/or sold in any country within the Territory as a result of merger, acquisition or transfer of business, then CONFORMA shall divest or license out the right to such Competing Product to a Third Party within one hundred and eighty (180) days of the acquisition of such Competing Product.

The failure to comply with the provision in this Section 5.6. will give SUMITOMO:
(i)	the right to immediately terminate this Agreement without cure period with respect to the affected country pursuant to Section 14.3, upon notice; or

(ii)	the right to convert the exclusive license hereof to non-exclusive with respect to the affected country on prior written notice to CONFORMA.
In the event that SUMITOMO elects to exercise the right of the foregoing clause (ii), CONFORMA will provide reasonable support to SUMITOMO or its designee in their efforts to obtain additional Authorizations in such country. CONFORMA is not entitled to receive any compensation in relation to such support.

6.	SUPPLY OF PRODUCT

6.1.	Supply of Product
6.1.1.	Supply Agreement
Within six (6) months of the Effective Date the Parties shall enter into a separate document (“Supply Agreement”) which, unless otherwise agreed by both Parties, restates the terms and conditions set forth in this Section 6. and is supplemented by such other terms and conditions as are customary in the supply of pharmaceutical products. In the event the Parties fail to agree on the terms and conditions of the Supply Agreement within such six (6) month period, the provisions of Section 6. shall control.
6.1.2.	Requirements
SUMITOMO will supply CONFORMA with the Product to be sold by CONFORMA, its Affiliates and Sublicensees. CONFORMA shall purchase from SUMITOMO all the Product to be sold by CONFORMA, its Affiliates and Sublicensees in the countries during the Initial Period.

In the event that CONFORMA desires to purchase the Product from Third Parties or to manufacture the Product itself for use by CONFORMA, its Affiliates or Sublicensees in countries where the Initial Period has expired, CONFORMA shall provide SUMITOMO with two (2) years’ prior notice thereof.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
6.1.3.	Specifications
All of the Product supplied by SUMITOMO shall conform to the Specifications and cGMP of the USA. With respect to the GMP of other relevant countries, CONFORMA shall inform SUMITOMO of the specific requirements thereof in writing in a timely manner if such requirements are different from cGMP of the USA. SUMITOMO shall use its Commercially Reasonable Efforts to satisfy such special requirements.
6.1.4.	Delivery
All the Product shall be delivered to CONFORMA FCA (Incoterms 2000) at Kansai International Airport, Japan.

6.2.	Payment
6.2.1.	Purchase Price during the Initial Period
The price for the Product shall be calculated semiannually based on Net Sales of the Product for each of the first six months and second six months of each calendar year (the “Semiannual Periods”) with respect to the Product to be sold in the countries during the Initial Period in the following manner:

The price at which the Product should be sold by SUMITOMO to CONFORMA, its Affiliates or Sublicensees (the “Purchase Price”) shall be the higher of the following:

(i) The amount resulting from the application of the following formula (the “Calculated Price”):
(A × B) ÷ C

Where:

A =	Net Sales during the relevant Semiannual Period;

B = [***] ([***]%) until the end of the month of the second (2nd) anniversary of the first Launch in the Territory, and thereafter, [***] ([***]%);

C = the number of fifty (50) mg vials of the Product actually sold by CONFORMA, its Affiliates or Sublicensees during the relevant Semiannual Period;

or

(ii)	[***] per fifty (50) mg unlabeled vial (the “Minimum Price”).

The Purchase Price will include the manufacturing cost of the Product and running royalties for the licenses for Patents, Know-how and Trademarks granted with respect thereto under this Agreement.

6.2.2.	Payments Procedure
(i) SUMITOMO shall invoice CONFORMA in US Dollars (“USD”) only after a shipment of the Product is available under FCA as set forth in Section 6.1.4 above. Payment for each shipment shall be made within two (2) months from the date of invoice and as directed by SUMITOMO.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
(ii) At each shipment, SUMITOMO shall issue the invoice based on the Minimum Price calculated in USD at the average of Telegraphic Transfer Middle (TTM) rate published by the Bank of Tokyo Mitsubishi on the last banking day of the month proceeding the month of shipment.
(iii) Within two (2) months of the end of each Semiannual Period CONFORMA shall calculate the Net Sales and the Calculated Price of the said Semiannual Period in USD. With respect to sales of any Finished Products invoiced in a currency other than USD, the Net Sales hereunder shall be converted from local currency to USD by CONFORMA and such exchange shall be determined based on the USD equivalent exchange rate as reported in the Unites States Federal Reserve Statistical Release: Foreign Exchange Rates (Annual), available on-line at http://www.federalreserve.gov/releases/ for said calendar year.
(iv) CONFORMA shall provide SUMITOMO with a financial report showing the Net Sales and Calculated Price within two (2) months of the end of each Semiannual Period.
(v) If the Calculated Price in the relevant Semiannual Period calculated in accordance with the foregoing is higher than the Minimum Price by CONFORMA, CONFORMA shall pay the difference as running royalties for the rights granted hereunder by the end of third month following the end of said Semiannual Period with the financial report for such Semiannual Period including the information of annual sales volume, Net Sales, Calculated Price and amount of running royalties with the exchange rate applied.
(vi) The Parties shall treat such financial reports and information as confidential under Section 13 of this Agreement and shall cause their respective accounting firms to retain all such financial reports and information in confidence.
6.2.3. Adjustments to Purchase Price After the Initial Period
With respect to the Product to be sold in the countries where the Initial Period has expired, SUMITOMO will continue the supply of the Product to CONFORMA under the conditions of clause (i) below unless CONFORMA elects to pursue the option under clause (ii) below.
(i) If CONFORMA, its Affiliates or Sublicensees wish to continue to purchase the Product from SUMITOMO, the Purchase Price shall be adjusted to the higher of (a) the price defined as [***] percent ( [***] %) of the Net Sales divided by the number of fifty (50) mg vials of the Product actually sold by CONFORMA, its Affiliates or Sublicensees or (b) the new Minimum Price that the Parties will discuss in good faith and agree to. In the event the Parties fail to agree upon the new Minimum Price, the Minimum Price shall remain [***] per fifty (50) mg unlabeled vial.
(ii) If CONFORMA, its Affiliates or Sublicensees decide to purchase the Product from a Third Party or manufacture the Product by itself, upon the request of CONFORMA and the provision to SUMITOMO of two (2) years’ notice pursuant to Section 6.1.2, SUMITOMO will license to CONFORMA, its Affiliates or its Sublicensees the Know-how and Manufacturing Technology which is necessary or useful for manufacturing the Compound and Product. In such event, as consideration of such license, CONFORMA shall pay to SUMITOMO [***] percent ( [***] %) of the Net Sales of the Finished Product manufactured by CONFORMA, its Affiliates or its Sublicensees until the twenty fifth (25th) anniversary of the date of the first Launch.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
(iii) SUMITOMO may decide after ten (10) years from the first Launch of CONFORMA to discontinue manufacturing the Product with two (2) years prior notice to CONFORMA. In such event, SUMITOMO shall (A) grant to CONFORMA, its Affiliate or its Sublicensee a royalty-free license for the Know-how and Manufacturing Technology which is necessary or useful for manufacturing the Compound and Product; (B) provide CONFORMA, its Affiliate or its Sublicensee with any technical data incorporated in the Know-How, and SUMITOMO shall promptly provide related documentation; and (C) assist CONFORMA, its Affiliate or its Sublicensee with the working up and use of the Know-How and Manufacturing Technology and with the training of personnel to the extent which may reasonably be necessary in relation to the manufacture of the Product by CONFORMA, its Affiliate or its Sublicensee.
6.2.4. Adjustment related to Combination Product
Notwithstanding the other provisions of this Section 6.2.4, with respect to any Combination Product, the Parties shall meet approximately one (1) year prior to the anticipated first Launch of such Combination Product to negotiate in good faith and agree to the Minimum Price applied to such Combination Product, as well as an appropriate adjustment to Net Sales which will be calculated as a fraction determined as follows:

Net Sales of the Combination Product x	A

A+B
Where “A” above represents the standard sales price of the Finished Product, containing the same amount of the Compound as the sole active ingredient as the Combination Product in question, in the given country and “B” above represents the standard sales price of the ready-for-sale form of a product containing the same amount of the other active pharmaceutical ingredient(s) that is contained in the Combination Product in question in the given country. If such products are not sold separately, the Parties shall use good faith efforts to agree on an appropriate mechanism for adjustment of the Net Sales for such Combination Product. In the event the parties fail to agree on the Minimum Price to be applied to such Combination Product or the mechanism for adjustment of such Net Sales, the Minimum Price shall remain [***] per fifty (50) mg unlabeled vial.
6.3.	Forecast and Order
6.3.1.	Supply Forecast
(i) Eighteen (18) months prior to the expected first delivery date of Product for the first Launch in the Territory, the Parties shall discuss the projected quantity requirements for the Product for the first three (3) years following the first Launch in the Territory.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
(ii) Twelve (12) months prior to the beginning of the calendar quarter which contains the expected date of the first Launch in the Territory, CONFORMA shall provide SUMITOMO with a good faith forecast of projected quantity requirements for the Product for the forthcoming three (3) years beginning with the calendar quarter six (6) months after the delivery of such forecast, including the quarterly quantities of the Product for the first year and the yearly quantities of the Product for the subsequent two years. The first quarter of the forecast shall be deemed as a firm order. CONFORMA shall designate a delivery date within the applicable calendar quarter at the time the forecast becomes a firm order. CONFORMA shall update such forecast for the three (3) year period on a rolling basis by the end of every calendar quarter thereafter during the term of this Agreement and the forecast for each first calendar quarter shall become a firm order on a rolling basis.
6.3.2. Firm Order
The quantity of the Product in the firm order shall not be less than seventy five percent (75%) nor more than one hundred and twenty five percent (125%) of the quantity specified in the latest forecast for the same quarter. In case the quantity in the firm order exceeds one hundred and twenty five percent (125%) of that in the latest forecast, SUMITOMO’s failure to supply the quantities exceeding one hundred and twenty five percent (125%) of that in the latest forecast shall not constitute a breach of this Agreement.
6.3.3. Quantity
The minimum order quantity (lot) per shipment shall not be less than the actual batch size of 8000 vials.
6.3.4. Quality Assurance Tests
CONFORMA shall be responsible for (i) performing quality assurance testing of all Products in accordance with the Specifications and (ii) notifying SUMITOMO of the result, within forty (40) days after receipt at CONFORMA’s facilities of each shipment of the Product. On CONFORMA’s failure to reject any Product within forty five (45) days of receipt, CONFORMA shall be deemed to have accepted such Product. In the event that the tests performed by CONFORMA indicate that a shipment of Product does not meet the Specifications, SUMITOMO shall as soon as is commercially reasonable replace the quantity of the Product affected. In such event, SUMITOMO shall be offered an opportunity to re-test such Product and if tests performed by CONFORMA and SUMITOMO reach inconsistent results, the Parties agree to have the Product tested by a reputable Third Party testing organization selected jointly by the Parties and to cooperate in the furnishing of necessary analytical methodology, subject to appropriate safeguards of confidentiality, to such testing organization. The decision of such Third Party organization shall be binding upon both Parties and the Party whose test results led to the false conclusion with respect to the Product meeting, or failing to meet, Specifications shall bear the costs of such analysis and of the replacement shipment of Product, if any; provided that if CONFORMA’s test results led to a false conclusion, the initial shipment of Product shall be sent to CONFORMA.
6.3.5. Retention of Samples
SUMITOMO shall retain samples from each lot of the Product in quantities sufficient for complete analysis and manufacturing batch records of each lot of the Product, until the first (1st) anniversary of the expiration of the shelf life of such lot.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
6.3.6. Labeling and Packaging
CONFORMA shall label and package the Product for the Territory at a facility to be determined by CONFORMA, in its sole discretion in conformity with all the laws and regulations including GMP of the relevant countries in the Territory.
6.3.7. Backup/Complementary Source for the Manufacture of Compound or Product
SUMITOMO shall maintain a reasonable amount of safety stock for the Product and the Compound and/or the main stable intermediate in a quantity to be agreed to by CONFORMA and SUMITOMO no later than eighteen (18) months prior to the expected first delivery date of Product for the first Launch in the Territory. In case of necessity, SUMITOMO and CONFORMA will discuss the backup /complementary source.
6.4.	Termination

In the event the Supply Agreement is executed, the Supply Agreement shall automatically terminate in the event of the early termination of this Agreement for any reason. Upon the expiration of this Agreement, the Supply Agreement will continue in effect, but each Party may terminate the Supply Agreement upon two (2) years’ notice, which notice may be delivered up to two (2) years prior to the expiration date of this Agreement.

7.	TRADEMARK

7.1.	Grant of Right

“Calsed” is the first candidate of the Trademark in the Territory but Parties shall discuss and agree on the selection of the Trademark if Calsed is not available or not suitable as a Trademark in the Territory. However, in the event of disagreement between Parties, CONFORMA has the final decision-making right. Then, SUMITOMO shall file, prosecute and maintain the Trademark at its own cost in each country within the Territory in which CONFORMA shall market the Finished Product.

7.2.	Ownership

SUMITOMO shall own the Trademark.

7.3.	Filing, Prosecution and Maintenance

SUMITOMO shall diligently prosecute and maintain the Trademark at its sole cost and expense and shall keep CONFORMA reasonably advised as to the status of the maintenance of the Trademark and any clearance, applications and registrations for any substitute Trademarks. SUMITOMO will consult with CONFORMA in a timely manner, as it relates to the Territory, concerning:
(i)	scope and content of any application or amendment in connection with the Trademark prior to filing such application or amendment

(ii)	content of any proposed responses to official actions in connection with the Trademark.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
If SUMITOMO fails to timely file for or to maintain a registration for the Trademark following a request by CONFORMA, or to pay any fee required to maintain the Trademark, CONFORMA shall have the right, at its expense, to clear, file, prosecute and maintain the applications and registrations for the Trademark in SUMITOMO’s name and on SUMITOMO’s behalf.

7.4.	Royalties for Trademark
(i) Even after the expiration of this Agreement, as far as CONFORMA purchases the Product from SUMITOMO, the license set forth in Section 2.1(c) shall remain in full force and effect and the royalties for such license are included in the Purchase Price as defined in Section 6 or the Supply Agreement.

(ii) In case CONFORMA purchases the Product from a supplier other than SUMITOMO, or CONFORMA manufactures the Product by itself, and CONFORMA wishes to continue to use the Trademark in the Territory, the license set forth in Section 2.1(c) shall remain in full force and effect and CONFORMA shall pay to SUMITOMO royalties for such license at a rate of [***] percent ([***]%) of Net Sales in relevant countries, on a country-per-country basis until the twenty fifth (25th) anniversary of the date of the first Launch of the Finished Product. Payment for above royalties shall be made within ninety (90) days from the date from the end of calendar year and be accompanied by the financial report as described in Section 6 or the Supply Agreement.
7.5.	Infringement by Third Party

Each Party shall notify the other promptly upon learning of any actual, alleged, or threatened infringement of the Trademark applicable to a Product or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses. Upon learning of such offense, CONFORMA shall have the first right to respond to and defend any such infringement or offense. In the event CONFORMA elects to do so, SUMITOMO will cooperate with and provide assistance and authority to CONFORMA, provided that such assistance is economically reasonable. In the event that CONFORMA elects, within ninety (90) days of notification thereof, not to respond to or defend any such infringement or offense or abandons such defense, then, in such event, SUMITOMO shall have the option to do so, provided that CONFORMA will cooperate with and provide assistance to SUMITOMO, and provided that such assistance is economically reasonable.

The Party bringing the foregoing action shall do so at its own cost and expense. The Party not bringing such action agrees to join in such action as a plaintiff if necessary to prosecute the action. Any damages or other monetary awards recovered from settlement or judgment from such an action shall be allocated first to reimburse the costs and expenses of the Party bringing the action, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). Any amounts remaining shall be deemed as the Net Sales and the Parties shall agree on an appropriate royalty rate to adequately share such incremental Net Sales reflecting the principles set forth in Section 7.4.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
8.	REGULATORY AFFAIRS AND INSPECTIONS

8.1.	Acquisition and Maintenance of Authorization

CONFORMA shall have the sole responsibility for preparing and filing the INDs and the NDA for the Product with the Regulatory Authority in the countries where CONFORMA has an intention to market the Finished Product. CONFORMA shall immediately notify SUMITOMO of the submission of any IND and NDA for the Product and of the grant of any Authorization. CONFORMA shall be responsible for applying for and obtaining any extensions of the Data Protection period in countries where CONFORMA markets the Product.

CONFORMA shall use Commercially Reasonable Efforts to make regulatory filings in the countries where CONFORMA has an intention to market the Finished Product, contingent on SUMITOMO fulfilling its obligations under Sections 4.1(i) and 4.1(iii) of this Agreement and supply obligations under Section 6 or the Supply Agreement.

CONFORMA shall be solely responsible for any actions, including but not limited to clinical trials after obtaining the Authorization, at its expense to maintain each Authorization in the countries where CONFORMA markets the Product.

CONFORMA shall be responsible for all interactions with Regulatory Authorities in the Territory. Authorization shall be held by CONFORMA in CONFORMA’s name in the Territory. CONFORMA will have the sole responsibility for applying for, obtaining and maintaining Authorization in the Territory. All expenses necessary for applying for, obtaining and maintaining Authorization in the Territory shall be borne by CONFORMA. At CONFORMA’s request, SUMITOMO shall cooperate in the preparation and maintenance of all regulatory filings for the Finished Product filed by CONFORMA, including, without limitation, preparing sections of regulatory filings that are applicable to the manufacturing activities of SUMITOMO or to preclinical, clinical and commercial data generated by SUMITOMO.

8.2.	Maintenance of Data

SUMITOMO shall keep and maintain all the reports, data and raw data which SUMITOMO provides to CONFORMA and which constitute parts of or basis of the NDA for the Product submitted by CONFORMA for the period which the laws and regulations of the countries where CONFORMA markets or intends to market the Product require. In order to ensure the foregoing, CONFORMA shall inform SUMITOMO of such period. If there are any Affiliates or Third Party which produced all or parts of the foregoing reports, data, and raw data for SUMITOMO, SUMITOMO shall have such Affiliate or seek to have such Third Party comply with the foregoing obligation of maintenance.

In the event that SUMITOMO notifies CONFORMA of its intent to use the reports, data and raw data obtained by CONFORMA for the purpose of the NDA for the Product outside the Territory, CONFORMA shall keep and maintain all such reports, data and raw data for the period which the laws and regulations of the each country outside the Territory requires. In order to ensure the foregoing, SUMITOMO shall inform CONFORMA of such period of each county outside the Territory. If there is any Affiliate or Third Party which produces all or parts of the foregoing reports, data, and raw data for CONFORMA, CONFORMA shall have such Affiliate or seek to have such Third Parties comply with the foregoing obligation of maintenance.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
8.3.	Inspections by Regulatory Authority

SUMITOMO shall accept, have its Affiliate accept, and seek to have the Third Parties who cooperate with or assist SUMITOMO regarding the development or manufacture of the Product outside the Territory, if any, to accept, the inspection by the Regulatory Authority if it is required for CONFORMA to obtain or maintain the Authorization. CONFORMA will use Commercially Reasonable Efforts to obtain the information of such inspection in advance and forward it to SUMITOMO. SUMITOMO shall permit CONFORMA or its Affiliates to be present at any inspection by Regulatory Authorities and shall provide advance notice of any such inspection.

In the event that SUMITOMO uses the reports, data and raw data obtained by CONFORMA for the purpose of the NDA for the Product outside the Territory, CONFORMA shall accept, have its Affiliate accept, and seek to have the Third Parties who cooperate with or assist CONFORMA regarding the Development, if any, to accept, the inspection by the regulatory authorities of the countries outside the Territory if it is required to obtain or maintain the marketing authorization for the Product in such country. SUMITOMO shall use Commercially Reasonable Efforts to obtain the information of such inspection in advance and forward it to CONFORMA.

In case of requests from Regulatory Authorities regarding specific historical reports, the Parties agree to reasonably collaborate to meet those requests.

8.4.	Inspections by Parties

CONFORMA may inspect SUMITOMO’s or its Affiliate’s facilities during each entity’s normal business hours upon reasonable prior notice and SUMITOMO shall accept or shall have its Affiliate accept such inspection to the extent such facilities relate to the manufacture of the Compound or the Product or the maintenance of the reports, data and raw data referred to in Section 8.2.

SUMITOMO may inspect CONFORMA’s or its Affiliate’s facilities during each entity’s normal business hours upon reasonable prior notice and CONFORMA shall accept or shall have its Affiliate accept such inspection to the extent such facilities relate to the Development, manufacture, or distribution of the Product in the Territory.

Each Party shall use Commercially Reasonable Efforts to have the Third Parties who are entrusted or contracted out to a part of each Party’s responsibility under this Agreement, if any, to accept the foregoing inspections by the other Party.

8.5.	Pharmacovigilance / Drug Safety Matters

The Parties agree to inform each other about adverse events occurring or having occurred in connection with the use of the Compound or the Product which comes into its knowledge. The Parties agree to handle data and information about adverse events occurring or having occurred in connection with the use of the Compound or the Product according to the respective ICH-Guidelines, FDA requirements, requirements of the relevant European registration authorities, requirements of the Regulatory Authority and/or requirements of any other relevant regulatory authority.

The Parties shall execute a separate agreement specifying the procedure for the information exchange of the adverse drug reactions which may occur during the Development no later than the Initiation by CONFORMA of the first clinical trial of the Product in the Territory (“Clinical Pharmacovigilance Agreement”).

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
After completion of the last clinical trial for the NDA for the first country in which an NDA is to be made but no later than the expected date when CONFORMA obtains the first Authorization in the Territory, the Parties shall execute another agreement which includes handling of post marketing studies and spontaneous or literature reports, surveillance, etc. in relation to Compound, Product, and Finished Product in the Territory by CONFORMA, its Affiliates or its Sublicensees, and outside Territory by SUMITOMO, its Affiliates or its Licensees, specifying the procedure for the information exchange of the adverse events which may occur after the Launch (“Post Marketing Pharmacovigilance Agreement”).

SUMITOMO shall be solely responsible for reporting adverse events to the regulatory authorities outside the Territory. CONFORMA, as the Party owning the IND, NDA or Authorization, shall be solely responsible for reporting adverse drug experiences to the Regulatory Authorities in the respective territories.

The Parties will maintain a safety database for the Product, that allows them to manage safety data collected and fulfill their regulatory requirements in their respective Territory.

9.	PATENTS and Updated Technology

9.1.	Updated Technology

During the term of this Agreement, SUMITOMO shall advise CONFORMA as soon as commercially reasonable of any improvements or inventions concerning the Compound and/or the Product or its use made by either SUMITOMO or any of its Affiliates, Licensees or Third Parties contracted by SUMITOMO, as well as status of each Patent and acquisition of new Patent. The foregoing improvements or inventions constitute parts of the rights granted to CONFORMA under Section 2.1, except for those rights which SUMITOMO has acquired or obtained pursuant to a license from a Third Party which is subject to the payment of consideration by SUMITOMO, in which case SUMITOMO shall only be obliged to grant a license to such improvements or inventions to CONFORMA to the extent permitted by the arrangement with such Third Party and the grant of such license to CONFORMA shall be subject to the payment of reasonable additional compensation by CONFORMA, provided that SUMITOMO shall use its Commercially Reasonable Efforts to obtain from such Third Party the right to license such improvements or inventions to CONFORMA, and use its Commercially Reasonable Efforts to mitigate the consideration thereof. With respect to an additional compensation for such improvements or inventions, the Parties shall negotiate in good faith a reasonable compensation for license grant to CONFORMA.

9.2.	Rights to Improvements

As between SUMITOMO and CONFORMA, CONFORMA or its Affiliates own all right, title and interest in and to all the Improvements, subject to the SUMITOMO’s right to the Improvements as set forth in Section 2.3. CONFORMA or its Affiliates have the right to file a patent in the Territory and outside the Territory related to such Improvements.

During the term of this Agreement, CONFORMA shall inform SUMITOMO as soon as commercially reasonable of any patent applications covering an Improvement.

9.3.	Application and Maintenance of Patents

SUMITOMO shall, subject to the provisions of Section 9.4, at its cost, be responsible for diligently preparing, filing, maintaining, and renewing the Patents in the Territory.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
SUMITOMO shall be responsible for applying for and obtaining any patent term extensions, including supplementary protection certificate; provided, however, that should SUMITOMO decide not apply for, continue to prosecute or maintain a Patent in the Territory because SUMITOMO reasonably believes that such Patent can no longer provide exclusivity protection for the Compound or Product in the Territory, SUMITOMO shall so notify CONFORMA and then CONFORMA may take over the prosecution and/or maintenance of the Patent from SUMITOMO at its own cost.

9.4.	No Warranty

SUMITOMO will use Commercially Reasonable Efforts to obtain the grant of the Patents by the governmental patent office in each country in the Territory where SUMITOMO elects to apply for Patents, but gives no warranty that Patents will be granted or upheld in such country or in any other country within the Territory. CONFORMA acknowledges that the rights granted hereunder may not provide market exclusivity in the Territory and that SUMITOMO makes no representations or warranties regarding the existence of market exclusivity. Even if no patent protection is obtained in the Territory, it shall not provide a basis for termination, rescission or cancellation of this Agreement, nor shall it entitle any Party to demand a revision or renegotiation of this Agreement or any of its provisions.

9.5.	Infringement by Third Party

Each Party shall promptly notify the other of any infringement of the Patents or threat of such infringement by a Third Party in the Territory which the Party comes to know. In the event of the foregoing infringement or threat, SUMITOMO will, at SUMITOMO’s option and at its sole cost and expense, commence appropriate legal action to stop or prevent such infringement. Only SUMITOMO has the right to engage in any legal action and, once engaged, has the sole right to pursue such action, in its complete and sole discretion, provided that SUMITOMO shall refer to the suggestions or opinions of CONFORMA. CONFORMA shall provide SUMITOMO, upon the request of SUMITOMO and at the cost of SUMITOMO, with support which is necessary for SUMITOMO to show the infringement or the damage in the action, provided that such support is economically reasonable.

Within sixty (60) days after receiving or giving above notice, SUMITOMO shall notify CONFORMA of whether SUMITOMO commence legal action to stop or prevent the infringement. If SUMITOMO decides not to commence legal action or fails to initiate such action within thirty (30) days after giving a notice to CONFORMA of its decision of commencement of legal action, CONFORMA has the right, but not the obligation to begin action at CONFORMA’s option and at CONFORMA’s sole cost and expense. In such event, SUMITOMO shall provide CONFORMA, at the cost of CONFORMA, with support which is necessary for CONFORMA to initiate and maintain the action, provided that such support is economically reasonable.

Notwithstanding the foregoing paragraph, in the event that the Third Party asserts, as a defense or as a counterclaim that the Patent is invalid or unenforceable, then each Party shall promptly notify the other Party. SUMITOMO shall have the first right, but not the obligation, to respond to such defense or defend against such counterclaim, provided that no settlement or consent judgment or other voluntary final disposition may be entered into without the consent of CONFORMA if such settlement would effect CONFORMA’s rights under this Agreement.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Neither Party shall settle such action without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Any resulting award, judgment or settlement amount in favor of SUMITOMO or CONFORMA in the action under this Section 9.5. shall be first allocated to cover the cost and expenses, including reasonable attorney’s fees, which each Party has spent for the action, and shall be split [***] percent ( [***] %) to CONFORMA and [***]
percent ( [***] %) to SUMITOMO.

9.6.	Infringement Alleged by Third Party

If any Third Party claims or alleges that CONFORMA, its Affiliates, or Sublicensee infringes such Third Party’s patent or other intellectual property by manufacturing, importing, using, marketing, promoting, distributing or selling the Product in the Territory, CONFORMA has the right, but not the obligation to defend against such Third Party at its sole cost and expense. However, if CONFORMA needs the technical information of SUMITOMO to defend against such Third Party which CONFORMA does not have, SUMITOMO shall provide it to CONFORMA. CONFORMA agrees to use the technical information provided by SUMITOMO under this Section 9.6. only for the purpose of defending against the Third Party alleging the infringement.

Notwithstanding the foregoing paragraph, in the event that the Third Party asserts in a claim that the Patent is invalid or unenforceable, then CONFORMA shall promptly notify SUMITOMO. SUMITOMO shall have the first right, but not the obligation, to respond to such claim provided that no settlement or consent judgment or other voluntary final disposition may be entered into without the consent of CONFORMA if such settlement would effect CONFORMA’s rights under this Agreement, provided however, that CONFORMA shall not withhold such consent unreasonably.

10.	RECORDS

10.1.	Records

CONFORMA shall maintain and retain all records relating to sales, sales contracts, invoices, accounts, medical enquiries and other transactions directly related to the Product that may be necessary for the purpose of calculating, Net Sales under this Agreement for a period of not less than five (5) years from the date on which such records arose.

10.2.	Examination by Certified Public Accountant

SUMITOMO has the right to have independent certified public accountant selected by and retained at the expense of SUMITOMO with approval of CONFORMA, which shall not be unreasonably withheld, examine during normal working hours of CONFORMA and at a date previously agreed upon with CONFORMA the books and records kept by CONFORMA and its Affiliate to the extent necessary to verify the accuracy of the Finished Product sales or payments made in this Agreement, if any, reports presented and payments made to SUMITOMO hereunder. Such examination shall not be more often than once per calendar year and for not more than two (2) previous years. Any deviations shall either be credited or paid by the other Party, as the case may be. CONFORMA shall ensure that corresponding provisions are contained in the sublicense agreements with Third Parties. SUMITOMO agrees that the report of above examination by certified public accountant to SUMITOMO shall be limited to the information relevant to verification of the accuracy of Product sales or payments in this Agreement, if any, reports presented and payments made to SUMITOMO hereunder.

***	Confidential Treatment Requested

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
11.	TAXATION

11.1.	Responsibility for Tax

Subject to Section 11.2 below, CONFORMA is solely responsible for the payment of any and all taxes arising from the existence or operation of its business or from the performance of its obligations hereunder including, without limitation, income taxes, withholding taxes, employee payroll and social security and welfare taxes which may be imposed upon CONFORMA in accordance with applicable laws. Likewise, subject to Section 11.2 below, SUMITOMO is solely responsible for the payment of any taxes arising from the existence or operation of its business, the income and profits resulting therefrom or from the performance of its obligations hereunder and for any and all obligations which may arise from its employment of any persons including, without limitation, any personnel of SUMITOMO dedicated to the manufacturing of the Compound.

11.2.	Withholding Tax

If a withholding tax is imposed on any event payment, payment for the Product, or royalty hereof is enacted, CONFORMA shall deduct the amount of any such applicable withholding tax from the amount due to SUMITOMO and pay over such withholding tax deducted to the relevant taxing authorities. CONFORMA shall not provide any gross-up amount with respect to any applicable withholding tax. CONFORMA shall provide SUMITOMO with the official receipts and such other evidence of payment of any such applicable withholding tax as SUMITOMO may request in writing promptly following such request. SUMITOMO shall provide documentation to CONFORMA as reasonably requested to minimize withholdings otherwise required by the taxing authorities. CONFORMA shall render SUMITOMO reasonable assistance in order to allow SUMITOMO to obtain the benefit of any present and future treaty for the avoidance of double taxation in force between Japan and the respective countries in the Territory.

12.	FINANCIAL MATTERS

12.1.	Late Payments

In case CONFORMA fails to make each payment required hereof by the due date, SUMITOMO will charge CONFORMA a penalty at the lower of (i) interest accruing on any such unpaid balance at the average year-to-date rate London Inter-Bank Offering Rate (LIBOR) in effect from time to time plus two percent (2%) per annum or (ii) the highest rate allowable under applicable law.

12.2.	Manner of Payment

All amounts due to either CONFORMA or SUMITOMO under this Agreement shall be paid by wire transfer to such bank account as CONFORMA or SUMITOMO, as the case may be, may direct from time to time. All bank expenses incurred by CONFORMA or SUMITOMO in making such wire transfer shall be on its own account.

All payments required under this Agreement shall be made in USD.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
13.	CONFIDENTIALITY

13.1.	Non-disclosure

SUMITOMO and CONFORMA agree to hold in strict confidence any and all information disclosed by the other and identified in writing as confidential whether disclosed prior to the Effective Date or thereafter (“Confidential Information”), in accordance with these efforts taken by each Party to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential but using not less than reasonable diligent efforts.

13.2.	Limited Purposes

The receiving Party shall not use the Confidential Information for any purpose other than in connection with exercising its rights and fulfilling its obligations hereof. The receiving Party will not disclose any such Confidential Information to any person other than to its officers, employees, legal counsel or technical advisors, or to officers, employees, legal counsel or technical advisors of any of its Affiliates, provided that they have a clear need to know such Confidential Information in connection with the performance of their professional responsibilities under this Agreement, and provided further that they are bound by the confidentiality and non-use obligations substantially similar to those in this Section 13. The receiving Party shall further take all reasonable steps to prevent its officers, employees, legal counsel or technical advisors, or any others having access to the Confidential lnformation, from disclosing to any Third Party or making unauthorized use of any Confidential Information, or from committing any acts or making any omissions that may result in a violation of this Section 13.

13.3.	Exceptions
13.3.1.	Information Otherwise Available
Neither Party shall have any obligation of confidentiality or non-use with respect to any portion of the Confidential lnformation which:
(i)	at the time of disclosure by the other Party, is in the public domain;

(ii)	after disclosure by the other Party, enters the public domain by means other than a breach of this Agreement by the receiving Party;

(iii)	the receiving Party can establish by competent proof is in its possession at the time of disclosure by the other Party or thereafter is independently developed by persons in its employment who had no contact with and were not aware of the content of the Confidential lnformation; or

(iv)	the receiving Party obtains from a Third Party not bound by a duty of confidentiality.
13.3.2.	Governmentally Required Disclosures
Each Party may disclose Confidential Information disclosed to it by the other Party to the extent that such disclosure is reasonably necessary for the following reasons:
(i)	for regulatory filings, including without limitation filings with the U.S. Securities and Exchange Commission, and filings with regulatory authorities permitted hereunder;

(ii)	to comply with a subpoena or an order issued by a court or other tribunal of competent jurisdiction, provided however, that the receiving Party shall immediately provide a notice to the disclosing Party so that the disclosing Party may seek a

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
protective order or other remedy from relevant court or tribunal.
13.4.	Publication Procedure

When a Party plans to publish the results of the studies conducted in the course of the development in and outside Territory, such Party shall submit the draft of the publication, translated into English, to the other Party at least six (6) weeks prior to the planned submission for publication for approval. Any such publication shall need the other Party’s prior written consent, which shall not be unreasonably withheld. Any comment, reasonable request for modification, or reasonable rejection must be made within four (4) weeks from receipt of the draft. Thereafter, the draft is deemed to be approved. However, for the elimination of any doubt, CONFORMA will have the sole right to decide upon its own publication strategy in the Territory.

13.5.	Return of Information

Unless otherwise set forth in this Agreement, title and all rights to, and emanating from, the ownership of all Confidential Information disclosed under this Agreement shall remain vested in the disclosing Party. Upon written request of the disclosing Party, the receiving Party shall return to the disclosing Party all written materials and documents within sixty (60) days, as well as any computer software or other media, in their possession, made available or supplied by the disclosing Party to the receiving Party that contains Confidential Information, together with any copies thereof, except for one copy which may be retained by the receiving Party only for the purpose of determining the receiving Party’s continuing obligations or exercising its rights hereunder.

13.6.	Additional Permitted Disclosures

Each Party may provide the Confidential Information to a Third Party which is interested in obtaining the license or sublicense of the Product in its Territory, provided that such Third Party has signed a confidentiality agreement containing essentially similar provisions of confidentiality as contemplated hereof. In addition, CONFORMA may disclose the terms and conditions of this Agreement to potential investors or financial advisors for purposes of due diligence in connection with a financing or other financial transaction involving CONFORMA.

13.7.	Terms and Conditions of this Agreement

The Parties agree to keep the terms and conditions of this Agreement confidential and neither Party shall disclose any such terms and conditions to the public or to Third Parties, except as set forth in Sections 13.2, 13.3 and 13.6, without the prior written consent of the other Party.

13.8.	Previous Confidential Agreement

Upon the execution of this Agreement, information which has been protected by the provisions of the Secrecy Agreement on “SM-5887“ executed between the Parties on August 12, 2004, shall be covered by this Section 13 and the provisions of the above Secrecy Agreement shall no longer be effective.

The provisions of this Section 13 shall survive the termination or expiration of this Agreement for ten (10) years.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
14.	TERM AND TERMINATION

14.1.	Expiration

Unless sooner terminated pursuant to the provisions hereof, this Agreement shall expire on the date when the Initial Period has expired in all the countries in the Territory.

14.2.	Termination by CONFORMA

In the occurrence of safety or toxicology issues CONFORMA may terminate this Agreement at any time by providing SUMITOMO with thirty (30) days’ prior written notice.

14.3.	Termination for Breach

Upon a material breach of any term of this Agreement or the Supply Agreement by one Party, the other Party may give written notice of such breach to the breaching Party. Should the breaching Party fail to cure such breach within sixty (60) days of such notice, the other Party may terminate this Agreement with further sixty (60) days’ notice. In addition to this right to terminate this Agreement in its entirety, SUMITOMO shall have the right to terminate the rights granted to CONFORMA under this Agreement on a country-by-country basis as set forth in Sections 4.2.3, 5.2 and 5.6.

14.4.	Termination for Bankruptcy

This Agreement may be terminated by SUMITOMO within thirty (30) days upon written notice in case CONFORMA becomes insolvent or makes an assignment for the benefit of creditors or become involved in receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced, whereby CONFORMA is limited in the free and unrestrained exercise of its own judgment as to the carrying out of the terms of this Agreement.

14.5.	Termination for Patent Challenge

Until the expiry of all Patents in all countries in the Territory, SUMITOMO shall have the right to terminate this Agreement if CONFORMA or its Affiliate takes, or actively assists a Third Party in taking, any action to challenge or contest the title or validity of any of the Patents.

14.6.	Termination for Change of Control

In addition to the rights under Section 5.6 in case a Change in Control occurs for CONFORMA and the Third Party in such Change of Control transaction has a Competing Product in the Territory (“Competing Party”), CONFORMA shall notify SUMITOMO of this event and the Parties shall discuss in good faith how to ensure that sale of the Product is not adversely affected by the Change of Control, and modify this Agreement as necessary. If the Parties are unable to reach an agreement after ninety (90) days, SUMITOMO shall have thirty (30) days to terminate this Agreement with sixty (60) days’ written notice to CONFORMA. For purposes of this Section 14.6, a “Change of Control” shall mean a transaction in which a single Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of CONFORMA or a sale or other disposition to a Third Party of all or substantially all of the assets or business of CONFORMA, by means of a merger, reorganization or similar corporate transaction.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
14.7.	Consequences of Termination
14.7.1.	Responsibilities of CONFORMA
Upon the termination by CONFORMA pursuant to Section 14.2. or the termination by SUMITOMO pursuant to Section 14.3., 14.4., and 14.5., CONFORMA shall:
(i)	transfer and assign to SUMITOMO or its designee CONFORMA’s right and title to all INDs and NDAs relating to the Product and all other applications, clinical trial agreements (to the extent assignable and non-cancelable) and data obtained in the course of the Development;

(ii)	provide to SUMITOMO or its designee all existing and reasonably available marketing information; and

(iii)	grant to SUMITOMO a non-exclusive, perpetual, royalty-free license, with a right to sublicense, of the Improvements to develop, register, manufacture, import, use, market, promote, distribute and sell the Compound and/or Product in the Territory.
In addition to the foregoing, in the event that the termination notice under Section 14.5. is issued by SUMITOMO after the initiation of any clinical trials for the Product by CONFORMA in the USA, CONFORMA shall, at its cost and expenses, complete any ongoing trial to which the patients have already been enrolled before the issuance of the termination notice. However, from the issuance of the termination notice until the effective date of the termination notice, CONFORMA is not required to initiate any new studies.
14.7.2. Responsibilities of SUMITOMO
Upon termination by CONFORMA pursuant to Section 14.3, SUMITOMO shall grant to CONFORMA for the Territory an exclusive, perpetual paid-up license, including a right to sublicense, to all the Patents and Know-how, which SUMITOMO has a right as of the termination date, to the extent necessary for CONFORMA or its Sublicensees to continue all pending Development activities or marketing and sales activities relating to the Product in the Territory.
14.7.3. Regulatory Responsibilities of Both Parties
Even after the termination for any ground, each Party shall comply with the regulatory requirements which the Regulatory Authority of the relevant countries imposes on the Parties, if any.
14.7.4. Ancillary Agreements
Unless otherwise agreed in the Supply Agreement or otherwise by the Parties, the termination of this Agreement with respect to all countries in the Territory in entirety shall cause the automatic termination of all ancillary agreements related hereto, including but not limited to Supply Agreement.
14.8.	Outstanding Payments

Termination of this Agreement by a Party, for any reason, will not release CONFORMA from any obligation to make any payments to SUMITOMO which were due and payable prior to the effective date of termination.

14.9.	Survival Clauses

Even after this Agreement is terminated or has expired in all countries within the Territory, the following Sections shall survive in addition to any Sections which by their terms survive

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
termination or expiration of this Agreement: Sections 1, the first paragraph of Section 2.3, Section 6, 7.1, 7.2, 7.4, 7.5, 8.2, 8.5, 9.5, 9.6, 10, 11, 12, 13, 14.7, 14.8, 14.9, 15, 16.5 and 17.

15.	INDEMNIFICATION

15.1.	Indemnification by SUMITOMO

Subject only to the provisions of this Agreement and the Supply Agreement (if executed), SUMITOMO hereby agrees to indemnify and hold harmless CONFORMA, its Affiliates and Sublicensees, and the officers, directors, agents, representatives and employees of each of them, upon demand, against all losses, costs, claims, proceedings, actions, damages, liabilities, penalties and expenses, including reasonable legal fees and expenses (“Losses”), suffered or incurred by any of them, arising out of, resulting from or in connection with claims brought by a Third Party that are based upon:
(i)	the performance or breach of this Agreement and the Supply Agreement (if executed) by SUMITOMO; or

(ii)	non-compliance of the Compound or the Product to the Specifications, provided that the Compound or Product is supplied by SUMITOMO or its Affiliate; or

(iii)	the development activities, regulatory approval, distribution, sale, marketing and promotion of the Product outside the Territory by SUMITOMO, its Affiliates or its Licensees; or

(iv)	except as expressly set forth in Section 15.2, any damage or injury to a Third Party arising from any use or misuse of the Product sold by SUMITOMO, its Affiliates or its Licensees except for those sold to CONFORMA, its Affiliates, or the Sublicensees, including any adverse effects caused by or arising from the Product;

except to the extent such Losses are due to the gross negligence or willful misconduct, or failure to act of CONFORMA.
15.2.	Indemnification by CONFORMA

Subject only to the provisions of this Agreement and the Supply Agreement (if executed), CONFORMA hereby agrees to indemnify and hold harmless SUMITOMO, its Affiliates, and Licensees, and the officers, directors, agents, representatives and employees of each of them, upon demand, against all Losses suffered or incurred by any of them, arising out of, resulting from or in connection with claims brought by a Third Party that are based upon:
(i)	the performance or breach of this Agreement and the Supply Agreement (if executed) by CONFORMA;

(ii)	the Development, registration of the Authorization, distribution, sale, marketing and promotion of the Product in the Territory by CONFORMA, its Affiliates or the Sublicensees;

(iii)	the packaging or labeling of the Product by CONFORMA or its Affiliates or a Third Party on behalf of CONFORMA; or

(iv)	except as expressly set forth in Section 15.1., any damage or injury to a Third Party arising from any use or misuse or mishandling of the Product sold by CONFORMA, its Affiliates or its Sublicensees, including any adverse effects caused by or arising

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
from the Product;
except to the extent such Losses are due to the gross negligence or willful misconduct, or failure to act of SUMITOMO.

15.3.	Procedure

If any Third Party notifies any party hereto (the ”Indemnified Party“) with respect to any matter that may give rise to a claim for indemnification against the other Party hereto (the ”Indemnifying Party“) under this Section 15, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within thirty (30) days after receiving any written notice from a Third Party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter, then (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate counsel at its sole cost and expense, except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the Indemnifying Party and the Indemnified Party have a potential or actual conflict of interest which necessitates separate counsel, (iii) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party, which shall not be withheld or delayed unreasonably, and (iv) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which shall not be withheld or delayed unreasonably.

15.4.	No Lost Profit

Except as expressly set forth in this Agreement, the indemnification provisions set forth in this Section 15 shall be the exclusive remedy of the Parties for monetary damages under this Agreement and the Supply Agreement (if executed). IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, ITS LICENSEES, ITS SUBLICENSEES, AND ITS DEVELOPMENT PARTNERS, OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES OR EMPLOYEES FOR ANY LOST PROFITS, LOSS OF BUSINESS, LOSS OF CONTRACTS, DIMINISHED GOODWILL, DIMINISHED REPUTATION, OR CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

16.	REPRESENTATIONS, WARRANTIES AND COVENANTS

16.1.	Execution of Agreement

Each Party represents and warrants to the other Party at the time of the execution of this Agreement that:

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
(i)	it has the cooperate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

(ii)	the execution, delivery and performance of this Agreement by each Party have been duly and validly authorized and approved by proper corporate action on the part of such Party; and

(iii)	it has no legal obligations or commitments to Third Parties inconsistent with this Agreement.
16.2.	Additional SUMITOMO Representations

SUMITOMO represents and warrants to CONFORMA that:
(i)	it has not (in any manner that is inconsistent with or would interfere with the rights granted to CONFORMA in this Agreement) previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the Patents or Know-how in the Territory, granted to any Third Party any license to use the Patents or Know-how in the Territory, or granted any covenant not to sue for any use of the Patents or Know-how in the Territory ; and

(ii)	to the best of its knowledge, as of the Effective Date no claim of ownership, invalidity or patent infringement has been asserted by any Third Party against SUMITOMO with respect of the Patents or the Manufacturing Technology; provided, however, that SUMITOMO is aware of the patent described in Annex 16.2.
16.3.	Material Facts

Each Party represents and warrants that it has disclosed all information in its possession or control which is material to the other Party entering into this Agreement, and such information does not contain any untrue statement of material fact or omit to state a material fact.

16.4.	Manufacture of Compound and Product

SUMITOMO warrants that the manufacturing processes of the Compound and Product are to continue to be consistent with the Specifications, including conformity with GMP of Japan and will, at all times that Product is supplied to CONFORMA, its Affiliates or its Sublicensees, be consistent with the Specifications, including conformity with cGMP of the USA.

16.5.	Express Warranties

The Parties intend and agree that this Agreement is not subject to the Uniform Commercial Code in force in any state of the USA, and that no warranties exist beyond these stated in this Agreement. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 16, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
17.	MISCELLANEOUS PROVISIONS

17.1.	Headings

The headings and captions used in this Agreement are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

17.2.	Severability

In the event that any provision of this Agreement is found to be invalid or unenforceable, then such provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

17.3.	Entire Agreement; Amendment

This Agreement, including Annexes attached hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions, whether oral or written, regarding the same.

This Agreement may not be changed, modified, amended or supplemented except by a written agreement signed by both Parties. The Parties acknowledge and agree that they intend to enter into a Supply Agreement which shall provide for additional rights and obligations on each of their parts as set forth in each of those agreements.

17.4.	Assignability

This Agreement and the rights and obligations established hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party, such consent of which shall not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets related to the Product or the Party’s business, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of the Party. In addition, CONFORMA acknowledges and agrees that SUMITOMO plans to merge with DAINIPPON PHARMACEUTICAL CO., LTD. as of October 1, 2005, and SUMITOMO’s rights and obligations hereof will be assigned to the surviving company, Dainippon Sumitomo Pharma Co., Ltd. upon such merger. Notwithstanding the foregoing, in the event of a Change of Control in CONFORMA, Section 14.6 of this Agreement shall govern.

17.5.	Independent Party

This Agreement does not constitute either Party as being the agent or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of, or in the name of the other, with regard to any manner or thing whatsoever, unless otherwise specifically and express agreed upon in writing.

17.6.	Notice and Reports

All notices, consents or approvals required by this Agreement shall be in writing and

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
personally delivered, or sent by internationally recognized overnight courier service or by facsimile (confirmed by such international courier service) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Party. Notices shall be deemed effective on the seventh (7th) day of sending, provided that the receipt by the Party is confirmed by the record.

If to CONFORMA:	If to SUMITOMO:
Attn.: Vice President,	Attn.: General Manager,
Corporate Development	Corporate Licensing
9393 Towne Centre Drive, Suite 240	12-2, Kyobashi 1-chome,
San Diego, California 92121	Chuo-ku, Tokyo, 104-8356, Japan

Tel-No: (858) 657-0300	Tel-No: +81-3-5159-2511

Fax-No: (858) 657-0343	Fax-No: +81-3-5159-1981
Any change in an address or fax number shall be the subject of a required notice under this Agreement.

17.7.	Waiver

The failure of any Party to enforce at any time any provision of this Agreement, or any right with respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, right or election, or in any way affect the validity of this Agreement. The exercise by any Party of any right or election under the terms or covenants herein shall not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder.

17.8.	Force Majeure

A Party shall not be liable for non-performance or delay in performance caused by any event reasonably beyond the control of such Party including, without limitation, wars (declared or undeclared), hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, shortage of energy, computer viruses, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of Force Majeure shall be reported promptly to the other Party.

17.9.	Dispute Resolution and Arbitration

In the event that any dispute arising between the Parties relating to this Agreement cannot be resolved by their respective staffs, said dispute shall be referred promptly to the Managing Director of SUMITOMO and the Chief Executive Officer of CONFORMA, who shall make a good faith effort to resolve the matter within ninety (90) days from the date of any such referral. If the matter has not been resolved utilizing the process set forth above, either or both Parties may elect to pursue definitive resolution through binding arbitration, which the Parties agree to accept in lieu of litigation or other legally available remedies, except for injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of arbitration. Any such arbitration shall be settled in

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators chosen in accordance with said Rules.

The arbitration will be conducted in English and will be held in the city of Honolulu, Hawaii. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Nothing in this Section 17.9 will preclude any Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

17.10.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws that would result in the application of any law other than the State of New York.

17.11.	Language

The language of this Agreement and of any communication between the Parties shall be in English unless otherwise mutually agreed.

17.12.	Counterparts

This Agreement shall be executed in two counterparts, each of which shall be considered and shall have the force and effect of an original.

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, as of the day and year first written above.

Conforma Therapeutics Corporation	Sumitomo Pharmaceuticals Co., Ltd.

June 23, 2005	June 23, 2005

/s/ Lawrence C. Fritz, Ph.D.	/s/ Yasuo Okamoto

Lawrence C. Fritz, Ph.D.	Yasuo Okamoto
President and Chief Executive Officer	President

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Annex 1.6
Compound
Amrubicin Hydrochloride (SM-5887) is anthracycline anti-cancer agent.

Chemical name:	(+)-(7 S,9 S)-9-acetyl-9-amino-7-[(2-deoxy-b-D-erythro-pentopyranosyl)oxy ] - 7,8,9, 10-tetrahydro-6,11-dihydroxy-5,12-naphthacenedione hydrochloride

Nonproprietry name:	Amrubicin (INN) Hydrochloride

Additional name:	SM-5887

Structural formula:

License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Annex 1.27
Patents
1. Formulation
Title: STABILIZED ANTHRACYCLINE PREPARATION CONTAINING L-CYSTEINE
Japan: 2603480 (registered)

Date of
Countries	Application	Patent Number	Status
United States	1988/8/2	4952566	registered
Canada	1988/8/5	1324959	registered
Austria	1988/8/4	EP 302729	registered
Belgium	1988/8/4	EP 302729	registered
Swizerland	1988/8/4	EP 302729	registered
Germany	1988/8/4	EP 302729	registered
Spain	1988/8/4	EP 302729	registered
France	1988/8/4	EP 302729	registered
United Kingdom	1988/8/4	EP 302729	registered
Greece	1988/8/4	EP 302729	registered
Italy	1988/8/4	EP 302729	registered
Netherland	1988/8/4	EP 302729	registered
Sweden	1988/8/4	EP 302729	registered
Denmark	1988/8/4	173317	registered
Finland	1988/8/1	91483	registered
Norway	1988/8/3	175134	registered
2. [***]
3. [***]
4. [***]
5. [***]
6. [***]
7. [***]

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License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Annex 1.30
Specifications
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License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Annex 4.2.3
Development Plan
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License Agreement Amrubicin Hydrochloride (SM-5887)
Sumitomo Pharmaceuticals Co., Ltd. — Conforma Therapeutics Corporation
Annex 16.2
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